EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		14-006

Date: April 21, 2014	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Reports First Quarter 2014 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $53.7 million, or $0.51 per diluted share, for the first quarter of 2014 compared to net income of $1.6 million, or $0.02 per diluted share, for the same period in 2013 and net income of $36.5 million, or $0.35 per diluted share, in the fourth quarter of 2013.

First quarter 2014 results include a $10.5 million gain on the sale of our former spoolbase facilities located in Ingleside, Texas, and a $7.2 million insurance reimbursement settlement related to our former oil and gas business. These items contributed $0.11 of after-tax earnings per diluted share in the first quarter of 2014.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We successfully introduced the Helix 534 to our well intervention fleet in the first quarter and the vessel is off to a good start. We also realized better than expected Robotics activity in the first quarter of 2014; our Robotics unit is projected to have a much stronger 2014 versus 2013.”

* * * * *

Summary of Results

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended
	3/31/2014	3/31/2013	12/31/2013
Revenues	$253,572	$197,429	$226,837

Gross Profit	$75,846	$52,567	$71,164
	30%	27%	31%

Net Income Applicable to Common Shareholders
Income from continuing operations	$53,719	$557	$36,503
Income from discontinued operations	-	1,058	-
Total	$53,719	$1,615	$36,503

Diluted Earnings Per Share
Income from continuing operations	$0.51	$0.01	$0.35
Income from discontinued operations	$-	$0.01	$-
Total	$0.51	$0.02	$0.35

Adjusted EBITDA from continuing operations	$92,501	$42,031	$81,549

Segment Information, Operational and Financial Highlights

(in thousands, unaudited)

	Quarter Ended
	3/31/2014	3/31/2013	12/31/2013
Continuing Operations:
Revenues:
Well Intervention	$159,700	$106,332	$132,559
Robotics	87,890	64,196	90,306
Subsea Construction	358	27,526	2,016
Production Facilities	23,140	20,393	19,216
Intercompany Eliminations	(17,516)	(21,018)	(17,260)
Total	$253,572	$197,429	$226,837

Income from Operations:
Well Intervention	$48,733	$36,450	$37,934
Robotics	10,180	(697)	15,141
Subsea Construction	228	3,551	4,654
Production Facilities	11,384	11,185	9,814
Gain on Sale of Assets	11,496	-	-
Corporate/Other	(13,875)	(33,531)	(12,781)
Intercompany Eliminations	(1,198)	(1,720)	(822)
Total	$66,948	$15,238	$53,940

Discontinued Operations (Oil and Gas):
Revenues	$-	$48,847	$-
Income from Operations	$-	$4,360	$-

Business Segment Results

o
Well Intervention revenues increased 20% in the first quarter of 2014 from revenues in the fourth quarter of 2013, due to both the addition of the Helix 534 into the fleet in mid-February and the recognition of deferred mobilization revenue related to the Skandi Constructor’s West Africa project. The spare rental intervention riser system (IRS no. 2) also positively contributed to revenues, while being on-hire for 42 days during the first quarter of 2014. Vessel utilization in the North Sea was slightly down – 86% utilization in the first quarter of 2014 versus 92% in the fourth quarter of 2013, primarily reflecting the regulatory dry dock for the Well Enhancer that commenced in mid-December 2013 but was completed late January 2014. The Q4000 achieved 100% utilization for the third consecutive quarter.

o
For Robotics, chartered vessel fleet utilization decreased to 80% for the quarter from 88% in the fourth quarter of 2013. Revenues were marginally impacted by the decrease in utilization – 3% decrease in first quarter 2014 – yet partially offset by strong ROV utilization. ROV utilization in the first quarter of 2014 increased by 4% over the fourth quarter of 2013. Revenues were also bolstered from the 62 days of utilization garnered from four additional spot vessels during the first quarter of 2014.

o	During the first quarter of 2014 we acquired the minority interest in Kommandor LLC, and as a result the company now owns 100% of the Helix Producer I.

Other Expenses

o	Selling, general and administrative expenses were 8.0% of revenue in the first quarter of 2014, 7.6% of revenue in the fourth quarter of 2013 and 11.8% in the first quarter of 2013.

o
Net interest expense and other increased to $5.3 million in the first quarter of 2014 from $2.8 million in the fourth quarter of 2013. Net interest expense decreased to $4.5 million in the first quarter of 2014 from $4.6 million in the fourth quarter of 2013. Other expense was $0.8 million in the first quarter of 2014 compared to $1.9 million of other income in the fourth quarter of 2013, primarily due to foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at March 31, 2014 was approximately $1.1 billion, consisting of cash and cash equivalents of $470 million and $582 million in unused capacity under our revolver. Consolidated net debt at March 31, 2014 was $91 million. Net debt to book capitalization at March 31, 2014 was 6%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $70 million in the first quarter of 2014, compared to $56 million in the fourth quarter of 2013 and $80 million in the first quarter of 2013.

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Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its first quarter 2014 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 10:00 a.m. Central Daylight Time on Tuesday, April 22, 2014, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 888-550-1479 for persons in the United States and +1-954-357-2908 for international participants. The passcode is "Tripodo". A replay of the conference will be available under "Investor Relations" by selecting the "Audio Archives" link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDA from continuing operations, net debt and net debt to book capitalization. We calculate Adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes, depreciation and amortization. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2014	2013
	(unaudited)

Net revenues	$253,572	$197,429
Cost of sales	177,726	144,862
Gross profit	75,846	52,567
Loss on commodity derivative contracts	-	(14,113)
Gain on sale of assets	11,496	-
Selling, general and administrative expenses	(20,394)	(23,216)
Income from operations	66,948	15,238
Equity in earnings of investments	708	610
Other income - oil and gas	12,276	2,818
Net interest expense and other	(5,293)	(16,889)
Income before income taxes	74,639	1,777
Income tax provision	20,417	443
Net income from continuing operations	54,222	1,334
Income from discontinued operations, net of tax	-	1,058
Net income, including noncontrolling interests	54,222	2,392
Less net income applicable to noncontrolling interests	(503)	(777)
Net income applicable to Helix	$53,719	$1,615

Weighted Avg. Common Shares Outstanding:
Basic	105,126	105,032
Diluted	105,375	105,165

Basic earnings per share of common stock:
Continuing operations	$0.51	$0.01
Discontinued operations	-	0.01
Net income per share of common stock	$0.51	$0.02

Diluted earnings per share of common stock:
Continuing operations	$0.51	$0.01
Discontinued operations	-	0.01
Net income per share of common stock	$0.51	$0.02

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Mar. 31, 2014	Dec. 31, 2013	(in thousands)	Mar. 31, 2014	Dec. 31, 2013
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$470,079	$478,200	Accounts payable	$96,370	$72,602
Accounts receivable	189,726	184,165	Accrued liabilities	59,814	96,482
Income tax receivable, net	25,956	-	Income tax payable	-	760
Current deferred tax assets	19,865	51,573	Current maturities of L-T debt (1)	20,508	20,376
Other current assets	46,759	29,709
Total Current Assets	752,385	743,647	Total Current Liabilities	176,692	190,220

Property & equipment, net	1,521,619	1,532,217	Long-term debt (1)	540,636	545,776
Equity investments	155,730	157,919	Deferred tax liabilities	270,918	265,879
Goodwill	63,336	63,230	Other non-current liabilities	13,748	18,295
Other assets, net	66,925	47,267	Shareholders' equity (1)	1,558,001	1,524,110
Total Assets	$2,559,995	$2,544,280	Total Liabilities & Equity	$2,559,995	$2,544,280

(1) Net debt to book capitalization - 6% at March 31, 2014. Calculated as total debt less cash and equivalents ($91,065)
divided by sum of total net debt and shareholders' equity ($1,649,066).

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2014

Earnings Release:

Reconciliation From Net Income from Continuing Operations to Adjusted EBITDA:

	1Q14	1Q13	4Q13
	(in thousands)

Net income from continuing operations	$54,222	$1,334	$37,265
Adjustments:
Income tax provision	20,417	443	15,534
Net interest expense and other	5,293	16,889	2,756
Depreciation and amortization	24,726	24,380	26,993
EBITDA from continuing operations	104,658	43,046	82,548
Adjustments:
Noncontrolling interests	(661)	(1,015)	(999)
Gain on sale of assets	(11,496)	-	-
Adjusted EBITDA from continuing operations	$92,501	$42,031	$81,549

We calculate adjusted EBITDA from continuing operations as earnings before net interest expense and other, taxes and depreciation and amortization. This non-GAAP measure is useful to investors and other internal and external users of our financial statements in evaluating our operating performance because it is widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three Months Ended March 31, 2014

Earnings Release:

Reconciliation of significant items:

1Q14
(in thousands, except earnings per share data)

Nonrecurring items:
Gain on sale of Ingleside spoolbase	$10,457
Insurance reimbursement settlement	7,217
Tax provision of the above	(6,186)
Nonrecurring items, net:	$11,488

Diluted shares	105,375
Net after income tax effect per share	$0.11